EXHIBIT 10.1

Customer No.NEW		Attachments to Loan Agreement
Loan No. 1.01		Information Schedule
Attachment 1 – Collateral Description
	Term Loan	Attachment 2 – Conditions to Closing
Attachment 2A – Additional Conditions
	Non-Revolving Line of Credit	Attachment 3 – Financial Reports
Attachment 4 – Insurance Requirements
X	Revolving Line of Credit	Attachment 5 – Additional Covenants

RBC Centura	LOAN AGREEMENT (Secured)

THIS LOAN AGREEMENT  (“Loan Agreement”), entered into effective as of the date stated in the Loan Agreement Supplement and Information Schedule (“Information Schedule”), by and between the person identified in the Information Schedule as the Borrower (whether one or more, “Borrower”) and RBC CENTURA BANK, a North Carolina banking corporation (“Bank”).

A.

Borrower has applied to Bank for a loan or loans as described below (whether one or more, “Loan”).

B.

Borrower will use the proceeds of the Loan for the purposes described on the Information Schedule.

C.

Bank is willing to make the Loan based on the terms and conditions set forth in this Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

Article I.  Definitions.

Section 1.1.  Definitions.  For the purposes hereof:

(a)  “Affiliate” means, with respect to any person, any person that owns or controls directly or indirectly such person, any person that controls or is controlled by or is under common control with such person, and each of such person’s senior executive officers, directors, executives, managers, members or partners;

(b)  “Collateral” shall have the meaning set forth in Article III;

(c)  “Contractual Obligation” means as to any person, any provision of any security issued by such person, or of any agreement, instrument or undertaking to which such person is a party or by which it or any of its property is now or hereinafter bound, whether such Contractual Obligation is verbal, written or electronic, direct or indirect, fixed or contingent;

(d)  “Closing” means the date of funding of the Term Loan or the date of the first disbursement on either the Non-Revolving Line of Credit or the Revolving Line of Credit, as applicable hereunder, which may occur on a date different than the Closing Date;

(e)  “Closing Date” means the date as of which this Loan Agreement is executed by Borrower and Bank;

(f)  “Commitment” means Bank’s commitment letter to Borrower described on the Information Schedule;

(g)  “Default Condition” means the occurrence or existence of an event or condition which, upon the giving of notice or the passage of time, or both, would constitute an Event of Default;

(h)  “Draw Request” means a written request by Borrower for a disbursement of proceeds by Bank under the Non-Revolving Line of Credit or the Revolving Line of Credit, such request to be in a form and containing such information and certifications as Bank may deem necessary or appropriate to document and determine the propriety of the request for a disbursement;

(i)  “Event of Default” means an Event of Default as defined in Article X;

(j)  “Financing Statements” means the UCC financing statements filed in order to perfect Bank’s lien on certain personal property and fixtures as more particularly described therein and includes initial statements, continuation statements, amendment statements and all other statements permitted under the UCC;

(k)  “GAAP” means generally accepted accounting principles as in effect in the United States which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors;

(l)  “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

(m)  “Indebtedness” means with respect to any person, all indebtedness, obligations and liabilities of such person for money borrowed, all indebtedness of such person for the acquisition of property, all indebtedness secured by any lien on the property of such person whether or not such indebtedness is the personal obligation of such person, all liability of such person by way of endorsements (other than for collection or deposit of negotiable instruments in the ordinary course of business), all indebtedness of such person under agreements relating to derivatives transactions (e.g. interest rate swaps, caps, floors or collar transactions, or other similar transactions made pursuant to an International Swap Dealers Association, Inc. Master Agreement or similar agreement), all contingent obligations, all capitalized leases, all synthetic leases and all other items which in accordance with GAAP are classified as liabilities on a balance sheet, provided, however, Indebtedness shall not include any consumer credit as defined under the Federal Reserve Board’s Regulation Z (Truth-in-Lending)(12 CFR 226 et. seq.);

(n)  “Knowledge” or “to best of knowledge” are synonymous and means actual knowledge or such level of knowledge or awareness as would be obtained or should have been known at the time by a prudent business person under substantially similar circumstance after reasonable investigation, and with respect to Borrower means the knowledge of (1) the person executing this Loan Agreement on behalf of Borrower, (2) any person executing any certification on behalf of Borrower that is being delivered to or given to Bank in connection with the Loan and (3) any person employed by Borrower who is primarily responsible for a matter for which a representation, warranty or certification is being given to Bank by Borrower where such representation, warranty or certification is limited to knowledge;

(o)   “Loan” refers to the loan or loans made pursuant to this Loan Agreement and evidenced by the Note, and, (1) as stated on the Information Schedule can include one or more of a Term Loan, a Non-Revolving Line of Credit or a Revolving Line of Credit and (2) if more than one loan is made pursuant to this Loan Agreement, the term can reference one, any combination of, or all of the loans, as the context so requires;

(p)  “Loan Agreement” means this Loan Agreement, as amended, supplemented, modified, extended and restated from time to time;

(q)  “Loan Amount” means the loan amounts stated on the Information Schedule for each of the Term Loan, the Non-Revolving Line of Credit and the Revolving Line of Credit, as applicable;

(r)  “Loan Documents” means this Loan Agreement, the Note and any other instruments, documents, statements and agreements evidencing or securing the Loan (as amended, supplemented, modified, extended and restated from time to time), which may include, without limitation, deeds to secure debts, security deeds, mortgages, deeds of trust, assignments, security agreements, pledge agreements, guaranty agreements, control agreements and financing statements;

(s)  “Non-Revolving Line of Credit” means and refers to a loan under which the proceeds are advanced from time to time over a period of time up to the Loan Amount for the Non-Revolving Line of Credit but may not be reborrowed once repaid, and under this Loan Agreement, if so indicated on the Information Schedule or so stated in the Note, the Loan includes a Non-Revolving Line of Credit and references in this Loan Agreement to the Non-Revolving Line of Credit shall be to such Loan;

(t)  “Note” means the promissory note or promissory notes of Borrower in favor of Bank evidencing the Loan, together with any amendments, modifications, extensions, renewals, substitutions and replacements thereto or therefor, and (1) unless otherwise specifically provided in this Loan Agreement and to the extent applicable, the Term Loan, the Non-Revolving Line of Credit and the Revolving Line of Credit shall each be evidenced by a separate promissory note identified on the Information Schedule and (2) if more than one loan is made pursuant to this Loan Agreement, the term can reference one, any combination of, or all of the promissory notes, as the context so requires;

(u)  “Organization” means and includes any of the following – a Registered Organization, a Governmental Authority, a business trust, an estate, a trust, a partnership or association, two or more persons having a joint or common interest, and any other legal or commercial entity;

(v)  “Permitted Encumbrances” means (i) liens and security interests securing the Indebtedness owed by Borrower to the Bank hereunder; (ii) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen, landlords or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interest upon or in any property acquired or held by Borrower in the ordinary course of business to secure Indebtedness outstanding on the Closing Date or permitted to be incurred under the Loan Documents; (v) liens and security interests which, as of the Closing Date, have been disclosed to and approved by the Bank in writing; (vi) liens for the acquisition of office equipment, computer hardware and software, furniture and other equipment needed for Borrower’s business so long as any such lien applies only to such acquired equipment; and (vii) liens and security interest upon not more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) of Collateral, in aggregate;

(w)  “Registered Organization” means an Organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the Organization to have been organized;

(x)  “Related Person” shall have the meaning set forth in Section 8.7;

(y)  “Requirement of Law” means as to any person, any law, treaty, rule, regulation, ordinance, determination of an arbitrator, order of a court and determination, advisory opinion, order, guideline, finding or requirement of any other Governmental Authority, in each case applicable to and binding upon such person or any of its properties or to which such person or any of its properties is subject, either individually or jointly with another person or persons;

(z)  “Revolving Line of Credit” means and refers to a loan under which loan proceeds may be borrowed, repaid, reborrowed and repaid from time to time so long as the maximum amount outstanding at any time does not exceed the Loan Amount for the Revolving Line of Credit, and under this Loan Agreement, if so indicated on the Information Schedule or so stated in the Note, the Loan includes a Revolving Line of Credit and references in this Loan Agreement to the Revolving Line of Credit shall be to such Loan;

(aa)  “Subsidiary” means any Registered Organization or other Organization, the majority (by number of votes) of the outstanding voting interests of which is at the time owned or controlled by Borrower, or by one or more Subsidiaries of Borrower, or Borrower and one or more Subsidiaries of Borrower, and which is consolidated in the Borrower’s financial statements;

(bb)  “Term Loan” means and refers to a loan under which all of the proceeds thereof are advanced at one time at Closing with the Borrower not having any right to reborrow once paid, and under this Loan Agreement, if so indicated on the Information Schedule or so stated in the Note, the Loan includes a Term Loan and references in this Loan Agreement to the Term Loan shall be to such Loan.

Section 1.2.  Use and Application of Terms.  To the end of achieving the full realization by Bank of its rights and remedies under this Loan Agreement and the other Loan Documents, including payment in full of the Loan, in using and applying the various terms, provisions and conditions in this Loan Agreement and the other Loan Documents, the following shall apply:

(a)  the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Loan Agreement;

(b)  words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number or a collective reference, and vice versa;

(c)  words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and other Organizations, including public and quasi-public bodies, as well as individuals;

(d)  the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar;

(e)  as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning;

(f)  the words “attorney” and “counsel” are interchangeable in this Loan Agreement;

(g)  the phrase “costs and expenses”, or variations thereof, shall include, without limitation, reasonable attorneys’ fees and fees of legal assistants, and reasonable fees of accountants, engineers, surveyors, appraisers and other professionals or experts – and all references to attorneys’ fees or fees of legal assistants, or to fees of accountants, engineers, surveyors, appraisers or other professionals or experts shall mean reasonable fees;

(h)  the phrase “highest contract rate of interest under the Note” shall refer to the highest rate at which interest accrues under the Note, including any Default Rate, or if there is more than one Note, the highest rate under all of the Notes, and when used in this Loan Agreement it means that interest on an amount owing to Bank shall accrue at such rate to the same extent and in the same manner as it would if the amount owing to Bank was included in the principal evidenced by the Note bearing the highest contract rate of interest;

(i)  this Agreement shall not be applied, interpreted and construed more strictly against a person because that person or that person’s attorney drafted this Agreement; and

(j)  if any party hereto is an Organization, when any action is required or permitted to be taken, it is intended that the same will be undertaken through duly authorized employees or representatives of such party, or a partner, member, manager, executive, officer or director, and any action taken by any of the foregoing persons shall be presumed authorized absent a clear and convincing showing that the person relying on such action knew or should have known that the person acting was exceeding his authority.

Article II.  Loan.

Section 2.1.  Loan.  Subject to the terms and conditions of this Loan Agreement and as stated on the Information Schedule relative to the type of loan or loans to be made pursuant to this Loan Agreement, Bank will lend and Borrower may borrow up to the respective Loan Amount for each of the Term Loan, Non-Revolving Line of Credit and Revolving Line of Credit and the borrowing shall be evidenced by a Note for each of the Term Loan, Non-Revolving Line of Credit and Revolving Line of Credit.  The purpose of the Loan is described on the Information Schedule.  Loan proceeds may not be used for any other purpose without the prior written consent of Bank, which may be granted in Bank’s sole and absolute discretion.

Section 2.2.  Interest Rate/Repayment.  The outstanding principal balance of each Loan which is subject to this Loan Agreement shall bear interest, and principal and interest shall be repayable in accordance with the terms of the Note for each, together with the fees, premiums, charges and cost and expenses provided for in each Note.  Unless otherwise provided in this Loan Agreement or the other Loan Documents, the monetary obligations Borrower now owes and the monetary obligations that arise in the future and are owing by Borrower to Bank under this Loan Agreement and the other Loan Documents (exclusive of the Note) shall be payable by Borrower upon demand of Bank, with interest thereon at the highest contract rate of interest under the Note; and, like the amounts due and owing under the Note, the same shall be secured by the Collateral.

Section 2.3.  Disbursements.  If the Loan includes a Term Loan, upon satisfaction of the Conditions to Closing as provided in Article V, Bank shall advance to Borrower the Loan Amount for the Term Loan.  If the Loan includes a Non-Revolving Line of Credit or a Revolving Line of Credit, Bank agrees that it will, from time to time, so long as there shall exist no Default Condition or Event of Default, make disbursements to Borrower up to but not in excess of the Loan Amount for the Non-Revolving Line of Credit or the Revolving Line of Credit, as applicable, in accordance with the terms and provisions set forth in Article V, Article VI and elsewhere in this Loan Agreement.  Loan disbursements may be made by depositing same in Borrower’s operating account with Bank or at such other place requested by Borrower and agreed to by Bank.

Section 2.4.  Advances Do Not Constitute a Waiver.  If Loan includes a Non-Revolving Line of Credit or a Revolving Line of Credit, no advance of Loan proceeds shall constitute a waiver of any of the conditions of Bank’s obligations to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such advance have the effect of precluding Bank from thereafter declaring such inability to be an Event of Default hereunder.

Article III.  Collateral.

As security for the payment of the Loan and the other obligations evidenced by and arising under any one or more of this Loan Agreement and the other Loan Documents, the Loan shall be secured by and Bank is hereby granted a lien and security interest in the property and property rights (“Collateral”) described on Attachment 1, together with the proceeds, products, accessions, additions, replacements and substitutions thereto and thereof.   Bank’s lien and security interest in the Collateral is and shall be a perfected first priority lien and security interest, subject only to the Permitted Encumbrances.  Borrower, and all other persons who may own and all persons who may have an ownership interest in any of the Collateral, shall execute and deliver to Bank and shall cause all persons who may be in control of or possession of any of the Collateral to execute and deliver to Bank, all deeds to secure debts, mortgages, deeds of trust, security deeds, assignments, security agreements, pledge agreements, control agreements, financing statements and other documents, statements and agreements as Bank and its counsel deem necessary or desirable to further evidence and perfect or create and perfect the liens and security interests of Bank in and to the Collateral – and, in connection with the further evidencing and perfection or creation and perfection of the liens and security interests as aforesaid, each and all of the foregoing persons shall deliver possession of any and all of the Collateral to Bank and its agents, and they each shall record or file, and cause to be recorded or filed any and all of the foregoing documents, statements and agreements as and when directed by Bank and its counsel.

Article IV.  Representations and Warranties.

In order to induce the Bank to enter into this Loan Agreement and to make the Loan, Borrower hereby makes the following representations and warranties, effective as of Closing, which representations and warranties shall survive the execution and delivery of this Loan Agreement and any other Loan Documents, any inspections and examinations at any time made by Bank and made on behalf of Bank and, if the Loan includes a Non-Revolving Line of Credit or a Revolving Line of Credit, the same shall be deemed renewed and effective as of any advances made by Bank hereunder or under the Loan Documents.

Section 4.1.  Financial Position of Borrower.  The financial statements delivered by Borrower to Bank in connection with Borrower’s application for the Loan are complete, accurate and correct and present fairly the financial condition of Borrower at such date.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to the absence of notes and normal and recurring year end adjustments that are not expected to be material in amount.  Borrower has no material contingent obligation, liability for taxes, long term lease and unusual forward or long-term commitment which is not reflected in such statements or in the notes thereto.

Section 4.2.  No Change.  Since the date of the financial statements delivered by Borrower to Bank in connection with Borrower’s application for the Loan, (1) there have been no material adverse changes in any one or more of the business, operations, assets and financial condition of Borrower and (2) if Borrower is an Organization, no dividends and no other distributions have been declared or paid to the owners of an equity or profit interest in Borrower, nor have any such interests in Borrower been redeemed, retired, purchased or otherwise acquired for value, nor have any of Borrower’s assets been disposed of or distributed by Borrower, other than in the ordinary course of business.

Section 4.3.  Organizational Existence; Compliance With Law.  If Borrower is an Organization, Borrower (1) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) has the power, authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business as presently conducted and as proposed to be conducted, as represented to Bank, (3) is duly qualified as a foreign Organization and in good standing under the laws of each jurisdiction where its ownership, lease, and operation of property and the conduct of its business requires such qualification, and (4) is in compliance in all material respects with all Requirements of Law, except in those instances where the failure to comply therewith does not and will not, in the aggregate, have a material adverse impact on any one or more of the business, operations, property and financial  condition of Borrower and does not and will not materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents.

Section 4.4.  Corporate Power; Authorization; Enforceable Obligations.  If Borrower is an Organization, Borrower has the power, authority and the legal right (1) to make, deliver and perform under the Loan Documents, (2) to borrow hereunder and has taken all action to authorize the borrowings on the terms and conditions of the Loan Documents, including the Note, (3) to authorize the execution, delivery and performance of the Loan Documents to which it is a party and (4) to pledge and mortgage its property as contemplated by the Loan Documents.  No consent or authorization of, filing with, and other act by or in respect of any Governmental Authority or any other person is required in connection with the borrowings hereunder and in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the Silicon Valley Bank under that certain credit agreement by and between it and the Borrower (the “SVB Agreement”), which SVB Agreement shall be terminated concurrently with or immediately after the parties’ entry into this Loan Agreement.  The Loan Documents, including the Note, have or will be duly executed and delivered on or at Closing. The Loan Documents, when executed and delivered, will constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or transfer or other similar laws relating to or generally affecting creditors’ rights and general equitable principals (whether at law or in equity) including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing and, the Loan Documents, when executed and delivered, will not be subject to rescission, invalidation, nullification or other avoidance, and will not conflict with, or result in the breach of, or constitute a default under the certificate of incorporation or by-laws or other organizational or governing documents of Borrower.

Section 4.5.  No Violation.  The execution, delivery and performance of this Loan Agreement and other Loan Documents, and the borrowings hereunder and thereunder and the use of the proceeds thereof, and the consummation of the transactions contemplated herein and therein, will not (1) if Borrower is an Organization, conflict with, or result in the breach of, or constitute a default under the certificate of incorporation or by-laws or other organizational or governing documents of Borrower, (2) violate any material Requirement of Law, (3) constitute an event of default under any material Contractual Obligation of Borrower, other than the SVB Agreement which will be terminated concurrently with or immediately after the parties entry into this Loan Agreement, or (4) result in, or require the creation or imposition of any lien on any of its properties (including any of its revenues) or on any of its equity interests pursuant to any material Requirement of Law, material Contractual Obligation or otherwise, except such liens as are created in favor of the Bank as a result of the Loan Documents.

Section 4.6.  No Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending and to the best of its knowledge, threatened by or against Borrower and any of its properties (including its revenues) (1) with respect to the Loan Documents and any of the transactions contemplated thereby or (2) which could have a material adverse effect on any one or more of the business, operations, property and financial condition of Borrower.  Borrower is not in default with respect to any material order, any decree and any judgment of any court, arbitrator or governmental body, and no event exists, and no event will exist at Closing which with the giving of notice or the lapse of time, or both, would give rise to such a default.

Section 4.7.  No Default – Contractual Obligations.  Borrower is not in default under or with respect to any Contractual Obligation (including any Indebtedness) where such default and the consequences thereof could be materially adverse to any one or more of its business, operations, properties and financial condition, or where such default and the consequences thereof could materially adversely effect its ability to perform its obligations under the Loan Documents, other than the SVB Agreement which will be terminated concurrently with or immediately after the parties entry into this Loan Agreement; and no event exists, or will exist at Closing which, with the giving of notice or the lapse of time, or both, would give rise to such a default.  To the best of its knowledge, all of the material Contractual Obligations of Borrower are valid, binding and enforceable obligations of all of the parties thereto, in accordance with their respective terms; to the best of its knowledge, there are no material disputes between Borrower and the other parties to such material Contractual Obligations with respect to such Contractual Obligations; and Borrower, after taking the Loan into account, will be able to continue performing its obligations under such Contractual Obligations.

Section 4.8.  No Default – Loan Documents.  No Default Condition or Event of Default shall exist at Closing and, to the best of its knowledge, no event exists and no event will exist at Closing which with the giving of notice or the lapse of time, or both, would give rise to a Default Condition.

Section 4.9.  Ownership of Property; Liens; Etc.  Borrower, and each of the other owners of the Collateral and each of the other owners of interests therein, if any, have good and marketable title in and to the Collateral owned by each, free and clear of any and all liens, security interests, claims, demands, off-sets, contingencies and other outstanding interests, both legal and equitable, except for the Permitted Encumbrances.

Section 4.10.  Taxes.  Borrower has filed or caused to be filed all tax returns, reports, estimates and declarations which are required to be filed, and has paid all taxes shown to be due and payable on said returns, except for those being contested in good faith and for which adequate reserves has been established by the Borrower in conformity with GAAP.  Borrower also has paid all assessments made against it and any of its property and has paid all other taxes, fees and other charges imposed on Borrower and its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established by Borrower); and no liens have been filed and no claims are being asserted with respect to any such taxes, fees and other charges, and no event exists, and no event will exist at Closing which with the giving of notice or the lapse of time, or both, would give rise to a lien.

Section 4.11.  Subsidiaries.  Borrower has no Subsidiaries and will have no Subsidiaries as of Closing, except as listed on the Information Schedule.

Section 4.12.  Disclosure.  Neither this Loan Agreement nor, the other Loan Documents, nor any representation, certificate, statement and other document furnished to Bank prior to or contemporaneous with the execution and delivery of this Loan Agreement by Borrower contain or will contain when executed and delivered any untrue statement of any material fact or omits disclosure of any material fact necessary to make the statements contained herein and therein not misleading.  There is no material fact known to Borrower which has not been disclosed to Bank in writing which affects in a materially adverse manner either or both (1) the property, business, or financial condition of Borrower, or (2) the ability of Borrower to fully perform this Loan Agreement, the other Loan Documents and any and all other transactions contemplated herein and therein.  After giving effect to the Loan and the transactions herein contemplated, Borrower will have assets having a fair market value in excess of the amount required to timely pay its probable liabilities on its existing debts as they become due in the ordinary course of business, and has, and will have, access to adequate capital for the conduct of its business and the timely payment of its debts from time to time incurred in connection therewith as such debts mature.

Section 4.13.  Collateral in Compliance.  All of the Collateral and all other property of Borrower that is necessary for the full use and enjoyment of the Collateral is in material compliance with all material Requirements of Law, including zoning, subdivision and environmental rules and regulations, and will be operated in such manner to remain in material compliance with such laws until the Loan is paid and satisfied in full.

Section 4.14.  No Materially Adverse Contracts, Etc.  Borrower is not subject to any one or more charter restrictions, corporate laws or other similar legal restrictions and restraints, judgments, decrees, orders, rules, regulations and other Requirements of Law which has or is expected in the future to have a material adverse effect on any one or more of the business, assets and financial condition of Borrower.  Borrower is not a party to any contract or agreement which has or is expected to have in the future any material adverse effect on the business, assets and financial condition of Borrower.

Section 4.15.  Name.  Borrower operates its business and owns its assets only under the name of Borrower and its Subsidiary and as otherwise described in its public filings with the Securities and Exchange Commission.

Section 4.16.  Environmental Compliance.  With respect to any real property owned by Borrower, any real property leased by Borrower and any real property otherwise in Borrower’s possession or control (including all improvements located on any of the foregoing real property): (1) as of the date hereof, (i) to Borrower’s Knowledge, there are no hazardous materials, substances, wastes or other environmentally regulated, controlled or sensitive materials or substances, including, without limitation, any oil, gas or other petroleum related products, any lead based paints, any materials containing asbestos or any biological, chemical or nuclear contaminated materials or substances, located on, in or under any of such property in violation of any material environmental laws and (ii) to Borrower’s Knowledge, there are no harmful or hazardous levels or concentrations of mold, spores or other fungi on, in or under such property and there are no harmful or hazardous levels or concentrations of radon or other similar gases on, in or under such property (collectively (i) and (ii), “hazardous substances”); or (2) Borrower has fully disclosed to Bank, in writing, the existence, extent and nature of any such hazardous substances, and (i) Borrower is legally authorized and empowered to maintain such hazardous substances on, in or under such property or use them in connection with such property, (ii) such hazardous substances are being used, maintained and controlled in substantially full compliance with all material Requirements of Law and (iii) Borrower has obtained and will constantly maintain all licenses, permits and approvals required with respect thereto, and is and will remain in substantially full compliance with all of the terms, conditions and requirements of such licenses, permits and approvals.  The records of Borrower do not now, nor to the best knowledge of Borrower have they ever revealed any discharge, spill or disposal of any hazardous substances at, on and under any of the aforementioned property.  Borrower has not received any notice of a violation or an alleged violation, a claim or an alleged claim,  a civil action or a threatened civil action, a criminal action or a threatened criminal action,  an administrative action or a threatened administrative action, an administrative penalty, a fine or a lien from any person whatsoever (including any Governmental Authority) against Borrower and any of the aforementioned property relating to any hazardous substances or any other environmental matter.

Section 4.17.  OFAC. Borrower (1) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is not otherwise associated with any such person in any manner violative of Section 2, and (3) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.18.  Patriot Act. Without limiting Borrower’s other representations and warranties in this Article IV relating to compliance with applicable Requirements of Law, Borrower is in compliance, in all material respects, with (1) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (2) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

Article V.  Conditions to Closing.

All of the conditions set forth in this Article V must be satisfied and completed, or the satisfaction and completion thereof waived by Bank, prior to any disbursement of proceeds by Bank under the Loan, whether the Loan includes a Term Loan, Non-Revolving Line of Credit or Revolving Line of Credit.  If all of the conditions are not met to Bank’s satisfaction, or the completion thereof waived by Bank, Bank may, at its option, (1) withhold disbursement until the same are met, (2) disburse and require that any unsatisfied terms and conditions be satisfied as a condition subsequent to Closing within such period of time as may be designated by the Bank or (3) terminate its obligation to fund the Loan and recover from Borrower all costs and expenses incurred by Bank in connection with its preparations for making the Loan to Borrower, together with the fees and other costs and expenses required to be paid by Borrower under the Commitment.   A waiver by Bank of a condition must be in writing to be effective and a waiver as to one or more conditions shall not constitute a waiver as to other conditions and shall not establish a “course of dealing or practice” that would require a waiver of the same or a similar condition at some later time.

Section 5.1.  Loan Documents.  Bank shall have received fully executed and, if necessary, recorded or filed, originals of the Loan Documents required by the Commitment, this Loan Agreement and as may be otherwise required by Bank and its counsel to evidence the Loan and create and perfect the first priority liens and security interests in the Collateral, subject only to the Permitted Encumbrances.

Section 5.2.  Supporting Documentation.  The Bank shall have received the supporting documentation and items listed on Attachment 2, and all of the other terms and conditions listed on Attachment 2 and elsewhere in this Loan Agreement shall have been satisfied, including, without limitation, perfection in favor of Bank of a first priority lien and security interest in all of the Collateral, subject only to the Permitted Encumbrances.

Section 5.3.  Representations and Warranties.  The representations and warranties made by Borrower which are contained herein and those which are contained any certificate, document, financial statement and other statement furnished at any time under and in connection herewith, shall be correct in all material respects on and as of Closing, as if made on and as of such date, and on and as of the date of each subsequent disbursement of Loan proceeds.

Section 5.4.  No Default or Event of Default.  No Default Condition or Event of Default shall have occurred and be continuing as of Closing, or after giving effect to the Loan to be made at Closing, nor shall a Default Condition or event of Default exist as of the date of subsequent disbursement of Loan proceeds.

Section 5.5.  Commitment Fee.  Borrower shall have paid to Bank the commitment fee of $15,000.00 and all other fees and costs and expenses to be paid by Borrower at or before Closing, as provided in the Commitment.

Section 5.6.  Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Loan Agreement shall be received by the Bank in form and substance satisfactory to the Bank and its counsel and such counsel shall have received all information and such counterpart originals, or certified or other such copies of such documents, as such counsel may reasonably request.

Section 5.7.  General.  Without imposing any obligation or undertaking on Bank and its counsel and without acknowledging compliance with the representations and warranties or waiving strict compliance by Borrower with all of the terms and conditions of this Loan Agreement and the materiality of all of the representations and warranties of Borrower, Bank and Bank’s counsel shall retain the right to be satisfied that all matters required to be performed in connection with this transaction have been performed in such a manner that the Loan proceeds can be advanced, the lien and security position of Bank perfected in the Collateral and that no event exists which will jeopardize the Loan and the prospect of payment of the Loan.

Article VI.  Non-Revolving and Revolving Line of Credit – Conditions Precedent to Disbursements
Following the First Disbursement.

If the Loan includes either a Non-Revolving Line of Credit or a Revolving Line of Credit, all of the conditions set forth in this Article VI must be satisfied before Bank is obligated to make any disbursements and each of the conditions must be and remain satisfied at the time of each disbursement subsequent to the first disbursement.  As in Article V, all of the conditions in this Article VI must be met to Bank’s satisfaction.  If the Loan includes a Non-Revolving Line of Credit, once disbursements are repaid, the amount repaid may not be reborrowed and the maximum principal amount that may be borrowed under the Note for the Non-Revolving Line of Credit and pursuant to this Loan Agreement is the Loan Amount for the Non-Revolving Line of Credit.  If the Loan includes a Revolving Line of Credit, Loan proceeds may be borrowed, repaid, reborrowed and repaid under the Note for the Revolving Line of Credit and pursuant to this Loan Agreement, but at no time shall the amount of principal outstanding exceed the Loan Amount for the Revolving Line of Credit.  If the Loan includes a Non-Revolving Line of Credit or a Revolving Line of Credit, Attachment 2A contains additional terms and provisions relating to such Loans.

Section 6.1.  Existing Conditions.  All of the conditions stated in Article V must have been satisfied to Bank’s satisfaction and they each must remain satisfied at the time of the disbursement, or the completion thereof waived by Bank.

Section 6.2.  Additional Conditions.  All of the conditions stated in Attachment 2A must have been satisfied to Bank’s satisfaction and they each must remain satisfied at the time of each disbursement, or the completion thereof waived by Bank.

Section 6.3.  Draw Request.  Borrower shall have delivered to Bank a Draw Request for each disbursement, and under the terms of this Loan Agreement, including those set forth in Attachment 2A, Bank must be obligated to make the disbursement being requested in the Draw Request.

Section 6.4.  No Default or Event of Default.  No Default Condition or Event of Default shall have occurred and be continuing as of the date of any disbursement of Loan proceeds.

Article VII.  Affirmative Covenants.

Borrower covenants and agrees with Bank that until the later of (1) payment in full of the Loan and all other amounts owing to Bank under the Loan Documents or (2) termination of Bank’s obligation to make disbursements under the Loan, Borrower will fully and promptly do and perform in all material respects each and every one of the matters set forth in this Article VII; and Borrower acknowledges to Bank that the breach or default by Borrower of any of said covenants and agreements is and the same shall be material.

Section 7.1.  Banking Relationship. Borrower shall maintain its primary banking relationship with Bank, including, without limitation, its deposit accounts with Bank and its money market account(s) with Bank or RBC Dain Rauscher; or, if Borrower elects to maintain its accounts with another financial institution, at Bank’s request made at anytime during the term of the Loan, Borrower shall cause such other financial institution to execute and deliver to

Bank such control agreements and blocked account agreements relative to Borrower’s accounts as Bank deems necessary or appropriate.

Section 7.2.  Use of Loan Funds.  Borrower shall use all Loan proceeds disbursed to Borrower only for the purposes stated in this Loan Agreement.

Section 7.3.  Payment/Performance.  Borrower shall pay when due all amounts now owing to Bank under the Note, this Loan Agreement and the other Loan Documents and Borrower shall pay when due all amounts which may in the future become owing to Bank under the Note, this Loan Agreement and the other Loan Documents.  Borrower also shall promptly perform in all material respects all other obligations of Borrower hereunder and under the Note and the other Loan Documents – both present obligations and obligations which may arise in the future.

Section 7.4.  Other Indebtedness.  Borrower shall make full and timely payment of the principal and interest on all Indebtedness on which Borrower is now obligated and on all which it may in the future come to be obligated on to persons other than Bank, and duly and faithfully comply with all the terms and conditions to which Borrower is obligated thereunder, the breach of which could materially adversely affect Borrower (inclusive of its business and its property).

Section 7.5.  Financial Statements.  Borrower shall furnish to the Bank and Borrower shall cause others to furnish to Bank, at the sole expense of Borrower, such information respecting the business, assets, operations and financial condition of Borrower as the Bank may from time to time request, including, without limitation, the information indicated on Attachment 3, at the times stated therein.

Section 7.6.  Inspection of Property; Books and Records; Discussions.  Borrower shall maintain proper books and records in which full, true, accurate and correct entries, in conformity with GAAP and all material Requirements of Law, shall be made of all material dealings and transactions in relation to Borrower’s business and activities.  Borrower shall permit Bank, and Borrower shall permit representatives of Bank, during regular business hours upon one (1) days written notice to visit and inspect any of the Collateral and any of the other property owned or used by Borrower in its business and shall permit Bank, and shall permit representatives of Bank, to examine and make abstracts from any of Borrower’s books and records, in any case not more frequently than quarterly unless an Event of Default exists and is continuing.  Borrower shall permit Bank, and Borrower shall permit representatives of Bank, to discuss the business, operations, properties, financial condition and prospects of Borrower with its officers, board members, executives, managers, members, partners, employees, agents, independent certified public accountants and others, as applicable; provided that such Persons shall agree to maintain such information in confidence, as required by applicable privacy law for publicly-traded organizations; and, Borrower shall promptly furnish to Bank such reports relating to the business, operations, prospects and financial condition of Borrower as Bank may request from time to time.

Section 7.7.  Insurance.  Borrower shall maintain insurance set forth on Attachment 4.  All insurance carriers shall have a Best’s Key Rating of at least “A” and shall have a Best’s Key Rating Class of at least “IX” and Bank shall be shown as an “additional insured” in all liability policies and a “mortgagee-loss payee” in all casualty insurance policies.   Borrower shall deliver to Bank, and Borrower shall cause others to deliver to Bank, annually (and at such other times as Bank may request) a statement regarding Borrower’s insurance coverages, such statement to contain as much detail as Bank may request; and Borrower also shall deliver to Bank, and Borrower shall cause others to deliver to Bank, certificates of such insurance or the policies of insurance as may be requested by Bank.  If Borrower shall at any time or times hereafter fail to obtain and maintain the insurance coverages on the terms set forth in Attachment 4, Bank may, but shall not be obligated to, obtain and cause to be maintained insurance coverage with respect to the property affected, including, at Bank’s option, the coverages provided by any and all of the policies of Borrower, and pay any part of and all of the premiums therefor, without waiving any default by Borrower.

Section 7.8.  Payment of Taxes and Assessments.  Borrower shall duly pay and discharge (1) all taxes (including federal and state withholding and other employee related taxes), assessments and governmental charges upon and against either or both Borrower and any of the Collateral prior to the date on which penalties attach thereto, unless and to the extent that such matters are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP, and (2) all lawful claims, including claims related to tort damages, labor, materials, supplies, services, repairs and wages, which might or could, if unpaid, become a lien or charge upon the Collateral, unless and to the extent only that the same are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP.

Section 7.9.  Conduct of Business and Maintenance of Existence.  Borrower shall continue to engage in business of the same general type as now conducted and notify the Bank of any significant change in management. If Borrower is an Organization, Borrower shall preserve, renew and keep in full force and effect its organizational existence.   Borrower shall take all reasonable action to maintain all rights, privileges, franchises, patents, copyrights, trademarks and tradenames necessary or desirable in the normal conduct of its business and all licenses and permits necessary to continue to operate its business as it is currently being operated.   Except in those limited instances where the failure to comply could not have a material adverse effect on one or more of the business, operations, property and financial condition of Borrower, and otherwise could not substantially impair the Collateral and the Bank’s position with respect to the Collateral, Borrower shall comply with all Contractual Obligations and Requirements of Law and Borrower shall maintain capital sufficient to carry on its business and transactions and, at any time, all businesses and transactions in which it then proposes to engage.

Section 7.10.  Maintenance of Property.  Borrower shall keep and maintain the Collateral consisting of real property and tangible personal property in good working order and condition (ordinary wear and tear excepted) and make all needful and proper repairs, replacements, additions and improvements thereto as are necessary.

Section 7.11.  Maintain Security Interest.  Borrower shall maintain, protect and preserve the security interest of Bank in the Collateral and the lien position of Bank in the Collateral, including, without limitation, the filing of “claims” under insurance policies within the time periods required under such policies and the filing of appropriate notices, claims and pleadings in any condemnation actions.

Section 7.12.  Notices.   Borrower shall promptly give notice to Bank of (1) the occurrence of any Default Condition or Event of Default, (2) any governmental investigation, any litigation, any arbitration and any other proceeding affecting Borrower in which the amount involved is or could have a material adverse effect on one or more of the business, operations, properties and financial condition of Borrower, (3) any event affecting Borrower and any change in the financial condition of Borrower occurring since the date of the last financial statements delivered to Bank, which individually or cumulatively when viewed in light of prior financial statements, may result in a material adverse change in the financial condition of  Borrower and (4) any change in the location or address of the principal office and place of business of  Borrower.  Each notice pursuant to this subsection shall be accompanied by a statement setting forth details of the occurrence referred to therein and stating what action, if any, is proposed to be taken with respect thereto.

Section 7.13.  Further Assurances.  On demand of Bank, Borrower shall do any act and execute and deliver any additional documents consistent with the Loan Documents reasonably required by Bank to secure the Loan, confirm and perfect the lien and security interest of Bank in the Collateral and to comply with the Loan Documents, including, but not limited to, any items listed on Attachment 5, additional Financing Statements, new and replacement notes, security documents and agreements supplementing, extending and otherwise modifying the Note, this Loan Agreement and any of the other Loan Documents, and certificates as to the amount of the Indebtedness evidenced by the Note from time to time.

Section 7.14.  Reorganization.   Borrower shall notify Bank of any plan of merger, consolidation or liquidation of assets.  Bank may elect to terminate this Loan and demand repayment of all outstanding Loan advances.  Such Loan termination and repayment of all outstanding Loan advances shall take place no later than 120 days after Bank notifies Borrower of Bank’s election to terminate the Loan under this Section.

Article VIII.  Negative Covenants.

Borrower covenants and agrees with Bank that until the later of (1) payment in full of the Loan and all other amounts owing to Bank under the Loan Documents or (2) termination of Bank’s obligation to make disbursements under the Loan, Borrower shall not do and Borrower shall not permit others to do, either directly or indirectly, without the prior written consent of Bank unless such consent is not necessary because of exceptions set forth on Attachment 5, any of the matters listed in this Article VIII; and Borrower acknowledges to Bank that the breach or default by Borrower of any of said covenants and agreements is and the same shall be material.

Section 8.1.  Indebtedness.  Except Indebtedness in respect of the Note and other Indebtedness with Bank, Borrower shall not do any one or more or the following: create any Indebtedness; incur or otherwise become obligated on any Indebtedness; assume any Indebtedness; refinance any Indebtedness; suffer to exist any Indebtedness against it; and draw upon any Indebtedness.  For the purposes of this section only, Indebtedness does not include (x) short-term unsecured trade credit incurred in the ordinary course of business to maintain or acquire (1) normal levels of inventory and supplies, and (2) maintenance and service contracts for services necessary or appropriate to Borrower and (y) Permitted Encumbrances.

Section 8.2.  Liens and Security Interests.  Except for Permitted Encumbrances, Borrower shall not and Borrower shall not permit others to encumber the Collateral, and any part thereof and interest therein, with any one or more of the following: a lien (inclusive of real property, personal property and mixed real and personal property liens), a security interest, a governmental assessment, a charge, a levy, an attachment, an order of seizure and any other similar or dissimilar claim.

Section 8.3.  Judgments.  Borrower shall not permit a judgment for the payment of money in excess of $250,000.00 to be entered against it which judgment Borrower permits to remain unsatisfied or unstayed for a period the shorter of thirty (30) days after the same is entered against Borrower or the date on which an execution is issued on such judgment;

Section 8.4.  Guaranty.  Borrower shall not directly agree to and Borrower shall not indirectly agree to, and Borrower shall not directly or indirectly assume, guarantee, endorse and otherwise in any way be responsible or liable for or become responsible or liable for the Indebtedness and other obligations of any person (all such transactions being herein called “guarantees”), except guarantees in the ordinary course of business, including, without limitation, guarantees by endorsement of instruments for deposit or collection in the ordinary course of business.

Section 8.5.  Loan.  Except as provided in Section 8.7 below or in the ordinary course of business, Borrower shall not make and Borrower shall not commit to make any one or more of the following with respect to any person not consolidated in its financial statements, whether done directly by Borrower or indirectly through someone else: an advance, a loan, an extension of credit, a deferral of payment on goods sold or to be sold, a deferral of payment on goods leased or to be leased, a deferral of payment on services rendered or to be rendered, a capital contribution, a purchase of bonds, a purchase of notes, a purchase of debentures, and a purchase of warrants, stock, securities and any other investment.

Section 8.6.  Leases and Capital Expenditures.  Except in the ordinary course of business, Borrower shall not become liable directly and Borrower shall not become liable indirectly, in the capacity of a lessee or tenant, and Borrower shall not become liable as aforesaid in the capacity of a guarantor or other surety, with respect to any lease of real, personal or mixed real and personal property; and Borrower shall not directly and Borrower shall not indirectly enter into any transaction on account of the purchase or other acquisition of capital assets.

Section 8.7.  Loans to Officers.  Except for employee relocation loans, employee bridge loans and other incidental loans to employees such as those in connection with cashless stock option exercise procedures consistent with applicable Legal Requirements, all in the ordinary course of Borrower’s business, Borrower shall not directly make any loan or other extension of credit and Borrower shall not indirectly make any loan or other extension of credit to any of the following persons and Borrower shall not do any of the foregoing for the benefit of any of the following persons: shareholders, directors, officers, executives, managers, members, partners and employees of Borrower, and members of the immediate family of any of the foregoing who are individuals and not Organizations (“Related Persons”).  The prohibitions in this Section relating to loans and other extensions of credit to Related Persons apply to past Related Persons, present Related Persons and to future Related Persons.

Section 8.8.  Intentionally Omitted.

Section 8.9.  Name Change.  Borrower shall not change its name and Borrower shall not operate under a name other than its current name.

Section 8.10.  Sales.  Except as otherwise permitted in this Loan Agreement or in any of the other Loan Documents, Borrower shall not voluntarily and Borrower shall not involuntarily through its direct actions or inactions, or indirectly through the actions or inactions of others, do any one or more of the following: sell, transfer, lease, liquidate, franchise, license, dispose of and part with possession or control of all or any part of or interest in (whether legal or equitable) any of the Collateral or all of the Collateral.  The prohibitions in this Section do not extend to or include (1) the sale of inventory in the ordinary course of business, (2) the sale of equipment in the ordinary and normal replacement program for equipment under which Bank’s first priority lien and security interest continues in the replacement equipment and (3) the sale of obsolete equipment generally.

Section 8.11.  Acquisitions.  Borrower shall not acquire any stock or other equity in any other person, other than a Subsidiary; Borrower shall not acquire any debt or other similar interest in any other person, other than a Subsidiary; and Borrower shall not acquire a material part of the assets of any other person other than a Subsidiary.

Section 8.12.  Dividends and Distributions.   If, but only if, there is any outstanding Deposit Account Advance, Borrowing Base Advance or Purchase/Sale Advance (as defined under Attachment 2A, Section B, Item 2), Borrower shall not declare any dividends (other than dividends payable in stock of the Borrower) on, and Borrower shall not make any payment or other distribution on account of, and Borrower shall not set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement and other similar or dissimilar acquisition of, any stock or other equity interest in Borrower if such payment, distribution, purchase, redemption or retirement would cause a violation of any financial maintenance covenant set forth under Attachment 5; and Borrower shall not do any of the foregoing with respect to a debt or similar interest in Borrower other than debts owed to Bank and trade debt incurred in the normal and ordinary course of Borrower’s business.

Section 8.13.  Speculate.  Borrower shall not directly and Borrower shall not indirectly purchase or otherwise acquire, and Borrower shall not directly and Borrower shall not through another person carry or otherwise hold any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System and any  interpretations or rulings thereunder; and Borrower shall not “speculate” in or “hedge” in any stock, futures, commodity, index and other similar markets, or undertake any other activity that is not in the ordinary course of business of Borrower as that business has been disclosed to Bank in connection with the making of the Loan.

Section 8.14.  Charter, etc.  If Borrower is an Organization, Borrower shall not allow and Borrower shall not cause the organizational documents of Borrower to be amended in any manner that would have a materially adverse impact on Borrower’s ability to perform its obligations under this Loan Agreement, nor shall Borrower make or permit any significant change in accounting treatment and reporting practices except as permitted or required by GAAP, or applicable Legal Requirements, nor change its fiscal year.

Section 8.15.  Third Party Agreements.  Borrower shall not enter into any agreement containing any provision that would be violated or breached by the performance of the obligations of Borrower under this Loan Agreement, the Note and any other Loan Document to be delivered hereunder or in connection herewith.

Section 8.16.  Additional Contracts.  Borrower shall not enter into any contract and incur any Contractual Obligation to any Affiliate or other related person, other than with a Subsidiary or at arms’ length and in a manner and on terms in the best interest of Borrower, and immediately upon the execution of any such contract, a copy thereof will be provided to Bank.

Section 8.17.  Foreign Corrupt Practices. Borrower shall not use any of the Loan proceeds, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Article IX.  Financial Maintenance Covenants.

Commencing with the Closing Date and continuing until the later of (1) payment in full of the Loan and all other amounts owing to Bank under the Loan Documents or (2) termination of Bank’s obligation to make disbursements under the Loan, Borrower shall fully and timely comply in all material respects with each and every one of the financial maintenance covenants set forth on Attachment 5; and Borrower acknowledges to Bank that the breach or default by Borrower of any of said financial maintenance covenants is and the same shall be material.

Article X.  Events of Default; Remedies.

Section 10.1.  Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder, if, but only if there are any outstanding Deposit Account Advance, Borrowing Base Advance or Purchase/Sale Advance (as defined under Attachment 2A, Section B, Item 2):

(a)  the occurrence of any event of default or default condition under the Note or any of the Notes if more than one, including, without limitation, Borrower’s failure to pay when due, within five (5) days of written notice from the Bank, the principal of or interest on the Note or any of the Notes if more than one, or any other sums due thereunder, whether fees, charges, premiums or costs and expenses;

(b)  Borrower’s material breach of or default under any of the terms, conditions or covenants contained in this Loan Agreement;

(c)  the actual or threatened demolition, injury or waste to all of the Collateral, or any material part thereof, which, in the sole opinion of Bank, may impair its value, or the actual or threatened decline in value of all of the Collateral or any material part thereof;

(d)  Borrower’s assets in their entirety, or any material part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within sixty (60) days, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by any Governmental Authority, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

(e)  commencement of any proceeding under any bankruptcy or insolvency laws against Borrower and such proceeding is not dismissed within sixty (60) days of its initiation;

(f)  the filing of a petition of bankruptcy by Borrower or any person obligated for payment of the Loan or any parts or portions thereof;

(g) the insolvency of Borrower or any person obligated for payment of the Loan or any parts or portions thereof, or the appointment of a receiver for Borrower, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

(h) Borrower’s material default under the terms of any material instrument or other agreement to which this Loan Agreement or any of the other Loan Documents is subordinate or which is subordinate to this Loan Agreement or any of the other Loan Documents;

(i) the occurrence of any event of default or default condition under any other Loan Document, including, without limitation, any deeds of trust, mortgages, security deeds, deeds to secure debts, assignments, security agreements, pledge agreements, guaranty agreements, indemnification agreements, control agreements or blocked account agreements;

(j) any material false statement, misrepresentation or withholding of facts by Borrower or any other person in any loan application or other document provided by Borrower or any other person to Bank or its agents, or in any presentation made by Borrower or any other person to Bank or its agents, as to any matter relied upon by Bank in evaluating whether to extend financing to Borrower in connection with this Loan;

(k) default by Borrower under any other Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank, or default by any of Borrower’s Affiliates or Subsidiaries under any Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank; or

(l) a material adverse change in the financial condition of Borrower or any person obligated for payment of the Loan or any parts or portions thereof has occurred since the date of this Loan Agreement.

Section 10.3.  Rights and Remedies.  If a Default Condition or an Event of Default shall occur under this Loan Agreement, in addition to any other right and remedy which may be available to Bank and without limiting any other right and remedy granted to Bank in the Loan Documents, which rights and remedies are fully exercisable by Bank as and when provided in such other Loan Documents, Bank shall have the rights and remedies set forth below in this Section 10.2., any and all of which it may exercise at its election, without notice of its election and without demand – subject, however, to applicable notice or grace periods, if any.

10.1.2.  Acceleration of Maturity.  Bank may, at its option, accelerate and declare immediately due and payable the Note, as well as any of and all of the other Indebtedness and obligations owing under this Loan Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder.  If there is more than one Note, Bank may accelerate and declare immediately due and payable all of the Notes, or Bank may from time to time and at any number of times after the occurrence of a Default Condition or an Event of Default, accelerate and declare immediately due and payable any one or more of the Notes as Bank in its discretion elects to accelerate.  In addition to the foregoing, Bank may from time to time and at any time proceed to protect and enforce its rights and remedies under the Loan Documents (including its absolute and unconditional right to recover full payment of any and all of the obligations owing by Borrower, as well as those owing by other persons to Bank) by any one or more of the following: judicial and non-judicial foreclosure proceedings as against all and any part of the Collateral, without regard to the situs of such Collateral; suits in equity; actions at law; and other appropriate legal, equitable and administrative proceedings to enforce full payment.

10.1.3.  Bank’s Power of Enforcement.  Bank may by appropriate actions and proceedings seek to do and have done any and all of the following: (1) to enforce through actions at law and proceedings in equity, or both, payment of all and any part or parts of the obligations owing by Borrower to Bank under the Loan Documents, the performance of any of the terms in any of the Loan Documents, and any other rights and remedies available to Bank; (2) to foreclose and to authorize the foreclosure of all and any part or parts of the Collateral, or interests therein, and to sell and have sold, as an entirety or in separate lots or parcels, at one or more sales, the Collateral, or parts thereof or interests therein, under the power of sale granted in the Loan Documents (to the extent permitted by law) or the judgment or decree of a court or courts of competent jurisdiction; and (3) to pursue any other right and remedy available to it under the Loan Documents, at law and in equity.  Bank may proceed either by such actions and proceedings or by the exercise of its powers with respect to entry and taking possession, or both, as Bank may determine in its discretion; and the same may be taken without regard to whether the Note (or any and all of the Notes if more than one) or any and all of the obligations owing to Bank under this Loan Agreement and the other Loan Documents shall be due and payable and without prejudice to the right of Bank thereafter to bring actions and proceedings for any default existing at the time any earlier action or proceeding was commenced.  The taking of any action does not preclude Bank from taking subsequent action and Bank may continue taking subsequent actions at such time or times as it elects until the Loan and all other amounts owing to Bank under the Loan Documents are paid in full.

10.1.4.  Bank’s Rights to Enter and Take Possession, Operate and Apply Income.

10.1.4.1.  Right to Possession.  Borrower, upon demand of Bank, shall forthwith surrender to Bank the actual possession of all, or such part or parts of the Collateral, or interests therein, as Bank may direct; and if and to the extent permitted by law, Bank, through its own actions and through those of its agents, without any prior notice to Borrower and demand on Borrower, may enter and take possession of any and all of the Collateral, or interests therein, and may exclude Borrower, its Related Persons and any other persons wholly or partly therefrom – as Bank elects.  If Bank takes possession of the Collateral or parts thereof or interests therein as aforesaid, Bank and Borrower shall have joint access to the books and records of Borrower – such joint access to be under and pursuant to procedures established by Bank, which procedures may call for Bank to possess the books and records with Borrower having access to them under the supervision of Bank.

10.1.4.2.  Action for Possession.  If Borrower should fail for any reason to surrender possession or if Borrower should fail for any reason to deliver possession of the Collateral, or any part or parts thereof or interests therein, to Bank after the earlier of Bank’s demand therefor or Bank’s attempt to gain possession without prior demand, Bank may obtain a judgment or decree conferring on Bank and Bank’s agents the right to immediate possession of all of the Collateral, or such part or parts thereof or interests therein, as Bank may elect, and a judgment or decree requiring Borrower to surrender and deliver immediate possession of all of the Collateral to Bank, or such part or parts thereof or interests therein, as Bank may elect.  Borrower shall pay to Bank, upon demand, all costs and expenses of obtaining such judgment or decree, including reasonable compensation to Bank, its attorneys and agents; and all such costs and expenses shall, until paid, be secured by the lien and security interest of Bank in the Collateral, and shall be payable on demand with interest from date of demand at the highest contract rate payable under the Note.

10.1.4.3.  Management of Collateral.  Upon each and every entering into and taking of possession of the Collateral, or part or parts thereof or interests therein, by the Bank through its own actions and by the Bank through those of its agents and other persons, Bank may directly and through its agents and other persons, hold, store, use, operate, repair, restore, preserve, protect, manage and control all and any part or parts of, and interests in the Collateral, and conduct the business related thereto; and, without limiting the foregoing, from time to time and at any time, the Bank may do and the Bank may have done or direct the doing of any one or more of the following through itself, its agents and such other persons as Bank deems appropriate under the circumstances:

(a)  make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements to the Collateral and parts thereof, and in connection therewith, purchase and otherwise acquire fixtures, personal property and other types of property;

(b)  insure and keep the Collateral and parts thereof insured;

(c)  manage and operate the Collateral and parts thereof, and exercise all the rights and powers of Borrower in its name and otherwise with respect to the same;

(d)  enter into agreements with others to exercise the powers herein granted Bank, all as Bank from time to time may determine; and

(e)  collect and receive all the rents, income, proceeds and other benefits from, related to and arising out of the Collateral and each and all parts thereof and interests therein, including those past due, those currently due and those thereafter becoming due.

In connection with its management of the Collateral as aforesaid, Bank shall apply any monies received by Bank in such priority as Bank may determine, or such priority as may be required under any Requirement of Law, to: (1)

payment of any and all of the obligations owing to Bank under the Loan Documents, including the Loan; (2) payment of any deposits for taxes, assessments and insurance premiums; (3) payment of the cost of insurance, taxes, assessments and other expenses and charges upon the Collateral or any parts thereof or interest therein, (4) payment of any amounts due and payable on any other Indebtedness of Borrower, whether prior or subsequent to the liens and security interest of Bank, (5) payment of the compensation, disbursements and costs and expenses of the agents, attorneys and other representatives of Bank, (6) payment of any amounts deemed necessary by Bank to otherwise protect and preserve the Collateral and the lien and security interest of Bank and (7) payment of such other amounts as Bank deems necessary to assure to Bank the repayment of the Loan and all other obligations owing to Bank under the Loan Documents.

10.1.4.4.  Payments to Preserve Collateral.  Bank, at its election, and without notice to Borrower, may, to protect and preserve its interest in the Collateral, and to assure repayment of the Loan and all other obligations owing under the Loan Documents, make any payments which Borrower has failed to make and any sum so paid shall be deemed an obligation secured by Bank’s security interest and be immediately due and payable from Borrower upon demand with interest thereon at the highest contract rate applicable under the Note, but such payment by Bank shall not release Borrower from its obligations or constitute a waiver of a default hereunder.

10.1.5.  Receiver.  Bank, to the extent permitted by law and without regard to the value, adequacy and occupancy of all or any part of the Collateral, or any interests therein, shall be entitled as a matter of right, if it so elects, to the appointment of a receiver or other similar official to: (1) enter upon and take possession of any and all of the Collateral and any interests therein, (2) preserve, protect, manage and control the Collateral or those parts or interests over which it takes possession; and (3) collect all rents, income, proceeds and other benefits thereof and apply the same as Bank directs, or if so required, as the court which appointed such receiver or other similar official may direct.  The costs and expenses, including receiver’s fees, attorneys’ fees and agent’s compensation, incurred pursuant to the powers herein contained shall be deemed an obligation of Borrower owing to Bank under this Loan Agreement and the same shall be secured by Bank’s lien and security interest in the Collateral and shall be payable upon demand with interest from the date of demand at the highest contract rate under the Note.  Bank and any receiver or similar official appointed as provided herein shall be liable to account only for such rents, income, proceeds and other benefits actually received by Bank or such other person, whether received pursuant to this Section or under other provisions of this Loan Agreement.  Notwithstanding the appointment of any receiver or other similar official, Bank shall be entitled as pledgee to the possession and control of any money, deposits, accounts, account receivables, documents, chattel paper, documents of title, instruments, payment intangibles and other general intangibles and other property and property rights and interests at the present and any future time held by, or payable or deliverable under the terms of the Loan Documents to Bank.

10.1.6.  Set-off and Recoupment.  Bank may, at its option and at any time or times without prior notice to Borrower, set-off and apply toward payment of the Loan and other amounts now owing and amounts which may become owing by Borrower under the Loan Documents, and otherwise exercise its rights of recoupment, as to any and all (1) balances and deposits of Borrower held by Bank, (2) Indebtedness and other obligations at any time owing to or for the credit and account of Borrower by Bank and (3) Indebtedness and other obligations at any time owing to or for the credit and account of Borrower by any of Bank’s Affiliates.

Section 10.3.  Suits to Protect the Collateral.  Bank shall have the power and authority, at any time and from time to time, to institute and maintain any suits and proceedings as Bank may deem advisable in its judgment (1) to prevent the impairment or threatened impairment of the Collateral, or any part or parts thereof or interests therein, by any acts and inactions which may be unlawful or which may be in breach of this Loan Agreement and any of the other Loan Documents, (2) to preserve and protect its interest in the Collateral and each and all parts thereof and interests therein, including its liens and security interests therein, and (3) to restrain the enforcement of or compliance with any legislation and any other governmental enactment, rule and order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule and order might impair Bank’s lien and security interest in the Collateral, or be prejudicial to Bank’s interest in any other manner.

Section 10.4.  Proofs of Claim. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition and other judicial proceedings affecting Borrower, any person obligated on any of Borrower’s obligations, any of Borrower’s creditors and any of Borrower’s property, Bank, to the extent permitted by law and at any time or times, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Borrower under the Loan Documents, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Borrower after such date.

Section 10.5.  Discontinuance of Proceedings; Position of Parties Restored.  If Bank shall have proceeded to enforce any right and remedy under the Loan Documents by foreclosure, entry or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Bank, then and in every such case Borrower and Bank shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Bank shall continue as if no such proceedings had occurred or had been taken.

Section 10.6.  Demand Note.  Notwithstanding anything else in this Loan Agreement to the contrary, if any Note is payable on demand by Bank, then, in such event, there are no conditions precedent to Bank’s right to demand payment of such Note, in whole or in part, at any time and from time to time, without prior notice, until the entire unpaid balance outstanding under such Note, including principal, interest, fees, premiums, charges and costs and expenses, are paid in full.  And, except as provided for in this Loan Agreement, there are no conditions precedent to Bank exercising any of and all of its other rights and remedies at such time or times as it deems necessary or appropriate to recover full payment of the Note, including, without limitation, the exercise of any of and all of its rights and remedies set forth in this Article X, the exercise of any of and all of its other rights and remedies granted to it under the Loan Documents and the exercise of any of and all of its rights and remedies at law and in equity.

Article XI.  Miscellaneous.

Section 11.1.  Incorporation of Exhibits and Recitals; Customer and Loan Numbers.  All exhibits, supplements, schedules, addenda and other attachments to this Loan Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Loan Agreement; provided, however, the failure to correctly complete any exhibit, supplement, schedule, addenda or attachment hereto shall not affect Borrower’s duties and Bank’s rights hereunder if such corrected information can be obtained from any of the other Loan Documents.  The recitals set forth in this Loan Agreement are also a part of this Loan Agreement.  The Customer and Loan Numbers, if any, stated in this Loan Agreement are for Bank’s internal business use and reference only and do not and shall not limit the scope and extent of Bank’s security interest or the Indebtedness and other obligations evidenced hereby, referenced herein and secured hereby. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Loan Agreement nor the intent of any provision hereof.

Section 11.2.  Amendments.  Subject to the exercise by Bank of its rights and remedies as set forth in this Loan Agreement and without limiting any of such rights and remedies, this Loan Agreement may not be modified, amended, waived, extended, changed, discharged and terminated orally or by any act or failure to act on the part of Borrower or Bank, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge and termination is sought.

Section 11.3.  Assignment.  The terms, provisions and conditions in this Loan Agreement shall be binding upon and inure to the benefit of the heirs, successors, assigns and personal representatives of the parties hereto; provided, however, Borrower shall not assign this Loan Agreement and any of its rights, interests, duties and obligations hereunder (inclusive of the proceeds of the Loan and other moneys to be advanced under or on account of this Loan Agreement) in whole or in part without the prior written consent of Bank, and any such assignment (whether voluntary or by operation of law) without said consent shall be void.  It is expressly recognized and agreed that Bank may assign or transfer this Loan Agreement, the Note or any of the Notes if more than one, and any other Loan Documents, in whole or in part, to any person and, in the event of such assignment, Bank shall thereafter be relieved of all liability hereunder to the extent of the assignment or transfer.  Borrower waives and will not assert against any transferee or assignee of Bank any claims, defenses, set-offs and rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.

Section 11.4.  Conflict.  It is the intention of the parties that this Loan Agreement and the other Loan Documents be interpreted in a consistent manner; provided, however, in the event of any irreconcilable conflict in the provisions of this Loan Agreement and the provisions of any of the other Loan Documents, the provisions of this Loan Agreement shall control.

Section 11.5.  No Partnership, Joint Venture or Agency.  This Loan Agreement and the other Loan Documents shall not in any respect be interpreted, deemed or construed as making Bank a partner or joint venturer with Borrower, nor shall they or any of them be interpreted, deemed or construed as making Bank the agent or representative of Borrower.  The relationship of Bank to Borrower is that of a creditor to an obligor or debtor; and in furtherance thereof and in explanation thereof, Bank has no fiduciary, trust, guardian, representative, partnership, joint venturer and other similar relationship to or with Borrower and no such relationship shall be drawn and implied from any of the Loan Documents or any of Bank’s actions and inactions hereunder or with respect hereto – and, Bank has no obligation to Borrower and any other person relative to administration of the Loan and administration of the Collateral, or any part or parts thereof or interests therein.   In no event shall Bank be liable for debts and claims accruing or arising against Borrower.

Section 11.6.  Power of Attorney.  Borrower does hereby irrevocably constitute and appoint Bank its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and file such agreements, documents, notices, statements and records, to include, without limitation, Financing Statements, and to do and undertake such other acts as Bank, in its sole discretion, deems necessary or advisable to effect the terms and conditions of this Loan Agreement and to otherwise protect and preserve the security of the lien and security interests in the Collateral, and Bank’s interests therein.  The foregoing appointment is and the same shall be coupled with an interest in favor of Bank.

Section 11.7.  Indemnity.  Borrower hereby agrees to defend, protect, indemnify and hold harmless Bank and each and all of Bank’s shareholders, directors, officers, employees, attorneys, agents and Affiliates (individually and collectively, “Indemnified Parties”), from and against any and all claims, actions, liabilities, damages, costs and expenses (including, without limitation, all costs and expenses incurred in the investigation and defense of any matter) (“Indemnified Liabilities”) asserted against, imposed upon and incurred by the Indemnified Parties, both direct and indirect and regardless of the basis of the Indemnified Liabilities (i.e.,  whether based on federal, state or local laws, rules, regulations and ordinances, common law, an equitable cause, contract, tort or otherwise), as a result of or arising from or relating to any one or more of (1) this Loan Agreement, (2) the other Loan Documents, (3) the transactions contemplated by this Loan Agreement, (4) any credit extended or used hereunder, (5) any act done or omitted by any person, or any event occurring in connection therewith, and (6) the exercise of any rights and remedies under this Loan Agreement and the exercise of any rights and remedies under any of the other Loan Documents, including, without limitation, the acquisition of the Collateral by Bank by way of foreclosure of the lien and security interests thereon, deed in lieu of such foreclosure or otherwise, except in all of the instances enumerated in (1) through (6), by reason of the gross negligence or willful misconduct of the person otherwise to be indemnified hereunder.  In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.  The obligations of Borrower under this Section are independent of all other rights and obligations set forth herein and shall survive the payment of the Loan and the termination of this Loan Agreement.

Section 11.8.  Payment of Expenses.  Without limiting any other provision of this Loan Agreement relating to Borrower’s payment of costs and expenses incurred by Bank and those incurred by others on behalf of Bank, but in addition thereto, whether or not the Loan is made and all of the Loan proceeds disbursed, Borrower shall pay to Bank, on demand, each and all of any costs and expenses incurred by Bank, incurred by others on behalf of Bank and incurred by Bank for Borrower: (1) in order to meet Bank’s requirements in connection with the Loan, (2) in connection with the making of the Loan and (3) in connection with the enforcement of Bank’s rights and remedies under the Loan Documents, including, payments to third persons of amounts Borrower is required to pay to such third persons under and pursuant to the terms of any of the Loan Documents, protecting Bank’s interest in the Collateral, collecting any amount owing by Borrower and owing by other persons under the Loan Documents and in enforcing its rights under any of the Loan Documents with respect to the Collateral.  All of the foregoing costs and expenses shall be paid with interest thereon at the highest contract rate prescribed in the Note from the date paid or incurred by or on behalf of Bank until such costs and expenses are paid by Borrower.  All sums so paid and expended by Bank, and the interest thereon, shall be added to and be secured by Bank’s lien and security interests in the Collateral.

Section 11.9.  Documentary and Intangible Taxes; Additional Costs.  To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes or fees, Borrower shall pay, on Bank’s demand, (1) all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with the Loan and any extension, renewal and modification thereof, and (2) all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with this Loan Agreement and any of the other Loan Documents, and any extension, renewal and modification of any of the foregoing.  If, with respect to this Loan Agreement and the transactions hereunder, any Requirement of Law (x) subjects Bank to any tax (except federal, state and local income taxes on the overall net income of Bank), (y) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit and other similar requirement against assets held by, deposits in, and loans by Bank, or (z) imposes upon Bank any other condition, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Loan, Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense within thirty (30) days following presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof (including the applicable Requirement of Law causing such increase in cost, reduction in income or additional expense), all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

Section 11.10.  Marshalling of Assets.  Borrower hereby waives, to the extent permitted by law, the benefit of all appraisal, homestead, valuation, stay, extension, reinstatement and redemption laws now in force and any which may in the future come to be in force and all rights of marshalling in the event of any sale under the Loan Documents of the Collateral, or any part or parts thereof or any interests therein. Further, Borrower hereby expressly waives on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Loan Agreement and on behalf of all other persons to the extent permitted by law, any or all rights of redemption from sale under any order or decree of foreclosure of this Loan Agreement.

Section 11.11.  Waiver of Statutory Rights.  Borrower waives any right to require Bank to bring any action against any other person and to require that resort be had to any security and to any balances of any deposit or other accounts on the books of Bank in favor of any other person; and, without limiting the foregoing, but in furtherance thereof, Borrower waives any rights Borrower otherwise might have or may have in the future under the statutory provisions identified in the Information Schedule (by referencing this Section), and any other laws that require or may require Bank to recover against some other person, or to realize upon any security which Bank holds for the Loan.  Borrower also waives any and all right of subrogation, contribution, reimbursement and indemnity whatsoever and any right of recourse to and with respect to the assets and property of any person that is or may be security for the Loan.

Section 11.12.  Jury, Venue, Jurisdiction.  This Loan Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws of the jurisdiction listed on the Information Schedule as the jurisdiction whose laws govern this Loan Agreement, excluding, however, the conflict of law and choice of law provisions thereof.  Notwithstanding the foregoing, to the extent any of the Collateral is located in another jurisdiction or other jurisdictions, the laws of the jurisdictions in which the Collateral is located shall govern with respect to Bank’s and Borrower’s rights in and to Collateral located in such other jurisdictions and Bank’s remedies relative thereto.  Borrower: (1) to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Loan Agreement and any of the other Loan Documents; (2) irrevocably submits to the jurisdiction of either (i) the state courts of the jurisdiction whose laws govern this Loan Agreement as identified on the Information Schedule or (ii) a United States District Court for any federal district in such jurisdiction over any action or proceeding arising from or related to this Loan Agreement and any of the other Loan Documents – subject to the exception regarding location of the Collateral as provided hereinabove; and (3) irrevocably waives, to the fullest extent Borrower may effectively do so, the defense of improper venue or an inconvenient forum to the maintenance of any such action or proceeding.  Nothing in this Section shall affect or impair Bank’s right to serve legal process in any manner permitted by law or Bank’s right to bring any action or proceeding against Borrower or Borrower’s property in the courts of any other jurisdiction.

Section 11.13.  Cumulative Rights, etc. The rights, powers and remedies of Bank under this Loan Agreement shall be in addition to all rights, powers and remedies given to Bank by virtue of any applicable laws and regulations, those given in equity, or those given to Bank under the other Loan Documents and those given under any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised by Bank from time to time and at any number of times successively, concurrently and alternatively without impairing Bank’s rights under this Loan Agreement and under any of the other Loan Documents.

Section 11.14.  No Waiver; No Course of Dealing; No Invalidity.  No delay or forbearance by Bank in exercising any and all of its rights and remedies under this Loan Agreement and those under any of the other Loan Documents, and no delay or forbearance of Bank in exercising any and all rights and remedies otherwise afforded by law and in equity, shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any Default Condition or Event of Default as set forth herein or in the event of any subsequent Default Condition or Event of Default hereunder. If Bank is requested to waive a Default Condition or an Event of Default or forbear taking action relative thereto, Bank may condition any waiver or forbearance it elects to grant Borrower on payment by Borrower of such fees to Bank as Bank deems appropriate under the circumstances and may condition any such waiver or forbearance on Borrower reimbursing Bank for all costs and expenses Bank incurs in connection with such waiver or forbearance.  Also, no act or inaction of Bank under this Loan Agreement and under any of the other Loan Documents shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.  Wherever possible each provision of this Loan Agreement and the other Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Loan Agreement and if any provision of any of the other Loan Documents shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Loan Agreement and those of the other Loan Documents, or the application thereof shall be in a manner and to an extent permissible under applicable law.

Section 11.15.  Maintenance of Bank’s Records.  Borrower acknowledges and agrees that Bank is authorized to maintain, store and otherwise retain the Loan Documents in their original, inscribed tangible form or a record thereof in an electronic medium or other non-tangible medium which permits such record to be retrieved in a perceivable form; that a record of any of the Loan Documents in a non-tangible medium which is retrievable in a perceivable form shall be the agreement of Borrower to the same extent as if such Loan Document was in its original, inscribed tangible medium and such a record shall be binding on and enforceable against Borrower notwithstanding the same is in a non-tangible form and notwithstanding the signatures of the signatories hereof or thereof are electronic, typed, printed, computer generated, facsimiles or other reproductions, representations and forms; and that Bank’s certification that a non-tangible record of any of the Loan Documents is an accurate and complete copy or reproduction of the original, inscribed tangible form shall be conclusive, absent clear and convincing evidence of the incorrectness of said certification, and such non-tangible record or a reproduction thereof shall be deemed an original and have the same force and effect as the original, inscribed tangible form.

Section 11.16.  Credit Investigations; Sharing of Information; Control Agreements.  Bank is irrevocably authorized by Borrower to make and have made such credit investigations as it deems appropriate to evaluate Borrower’s credit and financial standing, and Borrower authorizes Bank to share with consumer reporting agencies and creditors its experiences with Borrower and other information in Bank’s possession relative to Borrower.  Bank shall not have any obligation and responsibility to (1) provide information to any third persons relative to Bank’s security interest in the Collateral, this Loan Agreement and otherwise with respect to Borrower, (2) subordinate its liens and security interests in the Collateral to the interests of any person, and (3) enter into control agreements relative to the Collateral.

Section 11.17.  Bank’s Liability for Collateral.  Notwithstanding anything in this Loan Agreement and any of the other Loan Documents to the contrary, Bank may at any time or times during the term of this Loan Agreement make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect and perfect or continue the perfection of its security interest in the Collateral.  So long as Bank complies with reasonable banking practices and absent the Bank’s gross negligence or willful misconduct, Bank shall not be liable and responsible for the Collateral, or any part thereof or interest therein, and without limiting the foregoing, Bank shall not have any responsibility for any one or more of the following: (1) the safekeeping of the Collateral, (2) any loss and damage occurring to the Collateral, regardless of the cause for such loss and damage, (3) any diminution in the value of the Collateral, and (4) any act or default of any carrier, warehouseman, bailee, forwarding agency and other person whomsoever.  All risk of loss, damage and destruction of the Collateral shall be borne by Borrower.

Section 11.18.  Execution in Counterparts.  This Loan Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement (subject always to the provisions of Section 11.15 relating to maintenance of records).

Section 11.19.  Notices.  All notices, certificates and other communication require or permitted hereby shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, or reputable overnight courier with receipt (e.g. Federal Express) addressed to the parties as set forth in the Informant Schedule (or to such other address as a party shall specify to the other parties in a notice).  Any notice given hereunder shall be deemed given on the same day if delivered by hand, or on the following business day if sent by overnight courier, or the third business day after deposit in a United States general or branch post office, enclosed in a registered, prepaid wrapper, addressed as hereinbefore provided.  Notwithstanding anything to the contrary contained in this Section, any notice of change of address shall be effective only upon receipt thereof.

Section 11.20.  Time of Essence.  Time is of the essence for the performance of all of Borrower’s covenants and agreements set forth in this Loan Agreement and in each of the other Loan Documents.

Section 11.21.  Term of Loan Agreement.  This Loan Agreement shall become effective on the Closing Date and shall continue in full force and effect until the last to occur of (1) payment in full of the Loan and all other amounts now owing and which may in the future be owing to Bank under the Loan Documents, or (2) termination of Bank’s obligation to make disbursements of Loan proceeds under this Loan Agreement or the Note.  Notwithstanding the foregoing, Bank shall have the right to limit, declare a moratorium on and terminate its obligation to make disbursement of Loan proceeds immediately and without notice upon the occurrence and during the continuance of a Default Condition or an Event of Default and such action by Bank shall not constitute a termination of this Loan Agreement and Borrower’s obligations under this Loan Agreement and the other Loan Documents; and shall not adversely affect or impair Bank’s lien or security interests in the Collateral.

Section 11.22.  Joinder by Guarantor.  If any of the guarantors identified on the Information Schedule and if any of the other guarantors of the Loan and any of the other obligations of Borrower under this Loan Agreement, if any, have executed this Loan Agreement, such persons, by their execution of this Loan Agreement, agree to the terms, covenants, conditions and provisions contained in this Loan Agreement, agree to perform as and when they are so required to perform under this Loan Agreement and agree that they each are subjecting themselves to each and all of the obligations of Borrower set forth in this Loan Agreement.  The aforesaid agreements of those guarantors executing this Loan Agreement shall be in addition to and not in lieu of the covenants, agreements and obligations of such guarantors set forth in their respective guaranty agreements.  If less than all of the guarantors of Borrower’s obligations under this Loan Agreement and the other Loan Documents have executed this Loan Agreement, such fact (1) shall not release the non-executing guarantors from their covenants, agreements and obligations as set forth in their respective guaranty agreements and shall not negate and otherwise adversely affect their obligations under their respective guaranty agreements and Bank’s rights and remedies thereunder, and (2) shall not release those guarantors executing this Loan Agreement from any of their covenants, agreements and obligations as set forth herein and those set forth in their separate guaranty agreements and shall not negate and otherwise adversely affect their obligations under their respective guaranty agreements and hereunder, and Bank’s rights and remedies thereunder and hereunder.

(Signatures Begin on Next Page, Followed by Information Schedule and Attachments)

The undersigned have executed this Loan Agreement as of the effective date set forth on the Information Schedule.

BANK:

RBC CENTURA BANK

By:	/s/ Rebecca Collura
	Print Name:	Rebecca Collura
	Title	Vice President

BORROWER:

RELM WIRELESS CORPORATION, a Nevada corporation By: /s/ William P. Kelly William P. Kelly, Chief Financial Officer	Witness: /s/Tina Boucher Print Name: Tina Boucher

Loan Agreement Supplement
and

Information Schedule

Subject	Information

Customer Number:	NEW
Loan Number:	1.01
Effective Date of Loan Agreement	December 6, 2007
Borrower:	Full Legal Name:	RELM Wireless Corporation
Street Address:	7100 Technology Drive
P.O. Box:
City:	West Melbourne
State:	Florida
Zip Code:	32904
State of Organization:	Nevada
Tax Identification No.:
Social Security No.:
Contact Person:	William P. Kelly
Telephone Number:
Facsimile Number:
Email Address:
Bank:	Full Name:	RBC Centura Bank
Street Address:	6769 North Wickham Road
P.O. Box:
City:	Melbourne
State:	Florida
Zip Code:	32940
Contact Person:	Rebecca Collura
Telephone Number:	321-752-2710
Facsimile Number:	321-752-2705
Email Address:	Rebecca.collura@rbc.com
Type of Loan:	Term Loan

Non-Revolving Line of Credit

√	Revolving Line of Credit

Purpose of Loan:	Term Loan	Describe:
Non-Revolving Line of Credit	Describe:
√	Revolving Line of Credit	Describe:	Fund Borrower’s working capital
Loan Amount:	Term Loan	$ , as evidenced by a promissory note dated:
Non-Revolving Line of Credit	$ , as evidenced by a promissory note dated:
√	Revolving Line of Credit	$10,000,000.00 as evidenced by a promissory note dated of even date herewith.

Commitment Letter:			Date: October 18, 2007
Security Documents	The security documents which secure the Loan include, without limitation, those listed in this part.	1.	Pledge & Security Agreement dated of even date herewith made by Borrower, as “Grantor” in favor of Bank.
Subsidiaries:	Full Legal Name:	RELM Communications, Inc.
Street Address:
P.O. Box:
City:
State:
Zip Code:
Full Legal Name:
Street Address:
P.O. Box:
City:
State:
Zip Code:
Jurisdiction whose Laws Govern Loan Agreement			State: Florida
Jurisdiction Specific Provisions		1.	None
Additional Information:		None

Borrower’s Acknowledgment:		RELM WIRELESS CORPORATION, a Nevada corporation By:________________________________________ William P. Kelly, Chief Financial Officer

Bank’s Acknowledgment:		________________________________________________

Attachment 1
to
Loan Agreement
(Description of Collateral)

All Assets.  All accounts, as-extracted collateral, cash proceeds, chattel paper, commercial tort claims, deposit accounts, documents, equipment, farm products, fixtures, financial assets, general intangibles, goods, instruments, inventory, investment property, letter of credit rights, letters of credit, money, non-cash proceeds, proceeds, software, supporting obligations and other personal property, both now existing and hereafter existing, acquired and arising, owned by Grantor and in which Grantor has any property rights and benefits, of whatsoever kind and description, wheresoever located and inclusive of property in Grantor’s constructive possession and control, property in the Grantor’s actual possession and control and property in the possession and control of a third person for and on behalf of Grantor; and, without limiting the foregoing but in furtherance thereof, the following now existing and hereafter acquired and arising property and property rights and benefits, together with all replacements, substitutions, additions, accessions, products and proceeds thereof and of anything described herein.

Accounts, Etc.  All accounts (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Florida) owned by the Grantor and all accounts in which the Grantor has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, chooses in action, chattel paper  (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, lease payments for use of Grantor’s goods or services, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to the Grantor and hereafter arising and owing to the Grantor, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Grantor’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Inventory, Etc.  All inventory (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Florida) owned by the Grantor and all inventory in which the Grantor has any rights (including, without limitation, rights to grant a security interest in inventory owned by other persons), both now existing and hereafter owned, acquired and arising, including, without limitation, inventory in transit, inventory in the constructive possession and control of Grantor, inventory in the actual possession and control of Grantor and inventory held  by others for Grantor’s account; and, to the extent not included in the term inventory as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired goods manufactured or acquired for sale or lease, and any piece goods, raw materials, as extracted collateral, work in process and finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of Grantor or which may contribute to the finished product or to the sale, promotion and shipment thereof by Grantor and by others on the account of Grantor, together with (i) the proceeds and products of all of the inventory and other property and property rights described hereinabove, (ii) all additions and accessions thereto and replacements and substitutions therefor, (iii) all documents related thereto and (iv) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

General Intangibles, Etc.  All general intangibles (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Florida) owned by the Grantor and in which the Grantor has any rights and interest, both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term general intangibles as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired things in action, payment intangibles, rights to payment of loan funds not evidenced by chattel paper or an instrument, contract rights, causes of action, business records, inventions, designs, patents, patent applications, software, trademarks, trademark registrations and applications therefor, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications therefor, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties and other supporting obligations, tax refund claims, claims under letters-of-credit and all letter-of-credit rights, rights and claims against carriers and shippers, leases, claims under insurance policies, condemnation proceeds, all rights to indemnification and all other intangible personal property of every kind and nature, together with (i) the proceeds of all of the general intangibles and other property and property rights described hereinabove and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Equipment, Etc.  All equipment (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Florida) owned by the Grantor and in which the Grantor has any property rights and interest, both now existing and hereafter owned, acquired and arising, including, without limitation, equipment in Grantor’s possession and control, equipment in transit, equipment in storage and equipment hereafter acquired by way of replacement, substitution, addition and otherwise; and, to the extent not included in the term equipment as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired furniture, furnishings, fixtures (including, without limitation, those located at, upon and about, and those attached to, the real estate described herein), machinery, parts, supplies, apparatus, appliances, patterns, molds, dies, blueprints, fittings and computer systems and related hardware and software of every description, together with (i) the proceeds and products of all of the equipment and other property and property rights described hereinabove, including, without limitation, insurance proceeds and condemnation proceeds, (ii) all books and records, abstracts of title, leases and all other contracts and agreements relating thereto or used in connection therewith and (iii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Attachment 2
to
Loan Agreement
(Conditions to Closing)

Estoppel Certificates and Agreements.  Bank shall have received Estoppel Certificates and Agreements from the Borrower’s Landlord, all in a form and substance satisfactory to Bank.

Insurance.  Borrower shall have delivered to Bank evidence that Borrower has obtained each of the insurance policies required under Article VII, together with satisfactory evidence of premium payments.

Current Financial Statements.  Borrower and any other person obligated for payment of the Loan or Borrower’s performance shall have delivered to Bank complete and current financial statements, all in a form satisfactory to Bank.

Taxpayer Identification Number.  Borrower and any other person obligated for payment of the Loan or Borrower’s performance shall have supplied to Bank their respective federal taxpayer identification numbers or social security numbers, as applicable.

Authority Documents.  Bank shall have received from Borrower documents evidencing Borrower’s and such other persons’ respective authority to enter into this Loan, together with certificates of authority or good standing and borrowing certifications as Bank and its counsel deem appropriate.

Attorney’s Opinion.  Borrower’s counsel shall have delivered to Bank its written opinion regarding the organization and authority of Borrower, the enforceability of the Loan Documents and such other matters as Bank may reasonably request, such opinion to be in form and substance satisfactory to Bank.

Compliance with Laws.  Bank shall have received evidence that Borrower’s business, property and operations are in compliance with all material Requirements of Law.

Borrowing Base Report.  Bank shall have received a Borrowing Base Report in form and substance satisfactory to Bank.

Draw Request.  Bank shall have received a Draw Request for the amount to be disbursed.

UCC-11 Search Results.  Bank shall have received current UCC-11 search results from such local and state filing offices as Bank may request, each showing no liens or encumbrances against any of the Collateral other than Permitted Encumbrances.

Attachment 2A
to
Loan Agreement
(Additional Terms and Conditions)

A.

Additional Conditions.  The following additional conditions must be satisfied before Bank is obligated to make any disbursements and each of the conditions must be and remain satisfied at the time of each disbursement subsequent to the first disbursement:

1.  None

2.  None

B.

Terms and Provisions Regarding Disbursements.   Bank’s obligation to make disbursements and Borrower’s right to receive disbursements shall be subject to the following terms and provisions:

Revolving Line of Credit.

1.

Disbursement may be requested by Borrower up to 30 days before the maturity date of the Note evidencing the Revolving Line of Credit.

2.

Provided that the aggregate amount of outstanding disbursements shall not exceed the Loan Amount for the Revolving Line of Credit, Borrower may request Loan advances for any of the following reasons:

(a)  Deposit Account Advance.  So long as Borrower maintains in Borrower’s deposit account kept with Bank cash of at least $5,000,000.00, Borrower shall be entitled to draw up to $5,000,000 of outstanding indebtedness.

(b)  Borrowing Base Advance.  Borrower shall be entitled to draw an amount not exceeding the Borrowing Base, so long as the aggregate of such outstanding Borrowing Base Advance(s) do(es) not exceed the then Borrowing Base.

(c)  Purchase/Sale Advance.  Borrower shall be entitled to draw an amount not exceeding 75% of the deposit requirements of suppliers, as evidenced by a legitimate and valid purchase order or in connection with a legitimate and valid government order, so long as the aggregate of such outstanding Purchase/Sale Advance(s) do(es) not exceed 75% of the deposit requirements of suppliers per order.  As a condition of any Purchase/Sale Advance requested by Borrower, Borrower will provide Bank with a copy of the government contract and related purchase order along with documentation setting forth the deposit requirements of suppliers.  Any such Purchase/Sale Advance shall be repaid to Bank within 60 days of such Purchase/Sale Advance unless, on such 60th day, such Purchase/Sale Avance can, on such 60th day, also be made as a Borrowing Base Advance

Whenever Borrower desires an advance under the Revolving Line of Credit, Borrower shall submit a Draw Request by facsimile transmission or telephone no later than 10:00 a.m. eastern time, on the business day on which Borrower desires the advance to be made.  Each Draw Request shall be signed by an authorized representative of Borrower, or a designee thereof.  Each notification by telephone must be followed within one business day by a facsimile transmission which meets the criteria regarding a facsimile transmission.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be an authorized representative of Borrower, or a designee thereof.  Bank shall not have any liability to Borrower or any other person for its failure to make a disbursement on the date requested by Borrower, unless such failure is the result of willful misconduct or gross negligence of Bank; and if Bank’s failure is a result of willful misconduct or gross negligence, its liability shall be limited to actual damages only – Bank shall not be liable for indirect, speculative, consequential or punitive damages or losses.  If Borrower maintains its operating deposit account with Bank, Bank will credit the amount of the disbusement to such account. If Borrower does not maintain its operating deposit account with Bank, Bank will issue to

Borrower for deposit in its operating deposit account a Bank check or other negotiable instrument drawn on Bank in the amount of the advance immediately available funds.

3.

If, at any time, the aggregate amount of the outstanding principal under the Revolving Line of Credit exceeds the Loan Amount for the Revolving Line of Credit, the Borrower shall immediately pay to Bank, in cash, the amount of such excess.

4.

The following definitions shall apply to the Revolving Line of Credit:

“Accounts” means accounts (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Florida) owned by the Borrower and all accounts in which the Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper  (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, lease payments for use of Borrower’s goods or services, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to the Borrower and hereafter arising and owing to the Borrower, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

“Borrowing Base” means an amount equal to 75% of Eligible Accounts  plus 50% of  Eligible Inventory, as determined by Bank with reference to the most recent Borrowing Base Report delivered by Borrower.

“Borrowing Base Report” means the certification delivered to Bank by Borrower at the times required under this Loan Agreement or such other times as Bank may request. The report shall contain such information as may be requested by Bank, including, among other things, information relative to Borrower’s Eligible Accounts and Eligible Inventory. The report shall be certified by an authorized officer of Borrower and shall be in a format acceptable to Bank.

“Eligible Accounts” means only those Accounts that are within the meaning of the term “account” as defined under the Code, that arise in the ordinary course of Borrower’s business and that comply with all of Borrower’s representations and warranties to Bank set forth in this Agreement and the other Loan Documents.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:  (i) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date; (ii)  any Account with respect to an account debtor, ten percent (10%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date; (iii) Accounts with respect to which the account debtor is a director, officer, executive, manager, member, employee or agent of Borrower; (iv) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional; (v) Accounts with respect to which the account debtor is an Affiliate of Borrower; (vi) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts; (vii) [intentionally omitted]; (viii) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower; (ix) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, but excluding federal and state government account debtors, whose total obligations to Borrower exceed twenty-percent (20%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank; (x) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and (xi) Accounts the collection of which Bank reasonably determines after inquiry to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

“Eligible Inventory” means, as applied to any person, goods, as defined under the Code, which are owned and held for sale or lease by that person in the ordinary course of that person’s business and in which the Bank has a perfected security interest, but excludes the following, unless otherwise specifically approved in writing as being eligible by Bank:  (i) goods being held for lease that have not been procured for a valid lease arrangement; (ii) goods that are to be furnished under a contract of service not within the purview of clause (i); (iii) raw materials; (iv) work in process; (v) materials used or consumed in that person’s business; (vi) farm products; (vii) goods which have been held for sale by that person for a period of 180 or more days; (viii) damaged, broken, flawed, imperfect, inoperable, discounted, returned, repossessed or reclaimed goods; (ix) goods held for sale to an Affiliate or a Subsidiary; (x) goods being sold by others on “sale or return” or under some other consignment arrangement with that person; (xi) goods of another being sold on consignment by that person; (xii) goods located outside of the borders of the United States of America; (xiii) goods located in the borders of the United States of America but in the possession of someone else without that person having appropriate warehouse receipts or other negotiable documentation evidencing a valid bailment and the ownership of the goods by that person; and (xiv) goods which are subject to a lien or security interest in favor of someone other than Bank, whether a superior lien or security interest or an inferior lien or security interest, except for Permitted Encumbrances.

Attachment 3
to
Loan Agreement
(Financial Reports)

Annual Reports.  As soon as available and not more than 120 days after the end of each fiscal year, balance sheets, statements of income and retained earnings for the period ended and a statement of changes in the financial position, all in reasonable detail, and all prepared in accordance with GAAP consistently applied.  The financial statements must be audited by an independent certified accountant acceptable to Bank (it being agreed that Borrower’s independent certified public accountant as of the Closing Date is satisfactory to Bank).

Quarterly Reports.  As soon as available and not more than 45 days after the end of each quarter other than the fourth quarter of each fiscal year, beginning the first quarter next following the Closing Date, balance sheets, statements of income and retained earnings for the period ended and a statement of changes in the financial position, all in reasonable detail, and all prepared in accordance with GAAP consistently applied except as otherwise noted therein, and subject to the absence of notes and normal and recurring yearend adjustments that are not expected to be material in amount, and certified as true and correct by the chief financial officer of Borrower or other officer of Borrower approved by Bank.

Compliance Certifications.  Concurrently with the delivery of the quarterly financial statements required to be delivered by Borrower to Bank, a certificate of the Person preparing such quarterly financial statements, whether an independent certified accountant, an officer of Borrower or some other person acceptable to Bank, stating that, in making the examination necessary therefore, no knowledge was obtained of any default condition or event of default.

Borrowing Base Report.  Should Borrower request a Borrowing Base Advance, Borrower shall submit with such Borrower Base Advance draw request and on or before the tenth (10th) calendar day of each month thereafter so long as any Borrowing Base Advance is outstanding, Borrower shall deliver to Bank a Borrowing Base Certificate dated and signed by a Borrower’s chief financial officer or other officer approved by Bank, such Borrowing Base Certificate to be in a form acceptable to Bank and which provides information required by Bank that is current within one day of the report.

Budget/Forecast.  Concurrently with the delivery of annual financial statements Borrower shall deliver to Bank such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

Attachment 4
to
Loan Agreement
(Insurance Requirements)

Hazard Insurance.  All risk replacement cost insurance with agreed amount endorsement and such other hazard insurance as Bank may require with standard noncontributing mortgagee clauses and standard waiver of subrogation clauses, such insurance to be in such amounts and form and by such companies as shall be approved by Bank, the originals of which policies (together with appropriate endorsements thereto, evidence of payment of premiums thereon and written agreement by the insurer or insurers therein to give Bank thirty (30) days’ prior written notice of intention to cancel) shall be promptly delivered to Bank, with such insurance to be kept in full force and effect at all times until the payment in full of the Loan.

Public Liability Insurance.  Public liability insurance in an amount standard for the industry or business in which Borrower operates and otherwise satisfactory to Bank, such insurance to be in the form and covering risks customarily carried in similar properties issued by a company acceptable to Bank and covering Bank as an additional insured.

Bank accepts the insurance coverage evidenced by the ACORD certificate attached hereto so long as Borrower maintains such insurance coverage during the term of the Loan.

Client#: 14344 RELMWIRE

ACORD™ CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY) 10/29/07

PRODUCER
Hilb Rogal & Hobbs of N.Y. LLC
100 Park Avenue, 14th Floor
New York, NY 10017
212 907-5900

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

INSURED
Relm Wireless Corporation
7100 Technology Drive
West Melbourne, FL 32904

INSURERS AFFORDING COVERAGE	NAIC #
INSURER A: Continental Insurance Company	35289
INSURER B: Ohio Casualty Ins. Co.	24074
INSURER C: Westchester Surplus Lines Ins Co	10172
INSURER D: AXIS Surplus Insurance Co	15610
INSURER E:	

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	ADD'L INSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
A		GENERAL LIABILITY X COMMERCIAL GENERAL LIABILITY CLAIMS MADE X OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: POLICY PRO-JECT LOC	2076250741	07/01/07	07/01/08	EACH OCCURRENCE	$1,000,000
						DAMAGE TO RENTED PREMISES (Ea occurrence)	$100,000
						MED EXP (Any one person)	$5,000
						PERSONAL & ADV INJURY	$1,000,000
						GENERAL AGGREGATE	$2,000,000
						PRODUCTS - COMP/OP AGG	$2,000,000
		AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON-OWNED AUTOS				COMBINED SINGLE LIMIT (Ea accident)	$
						BODILY INJURY (Per person)	$
						BODILY INJURY (Per accident)	$
						PROPERTY DAMAGE (Per accident)	$
		GARAGE LIABILITY ANY AUTO				AUTO ONLY - EA ACCIDENT	$
						OTHER THAN AUTO ONLY: EA ACC	$
						AGG	$
B		EXCESS/UMBRELLA LIABILITY X OCCUR CLAIMS MADE DEDUCTIBLE X RETENTION $ 0	UUO0853230682	07/01/07	07/01/08	EACH OCCURRENCE	$10,000,000
						AGGREGATE	$10,000,000
							$
							$
							$
		WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? If yes, describe under SPECIAL PROVISIONS below				WC STATU-TORY LIMITS / OTH-ER	
						E.L. EACH ACCIDENT	$
						E.L. DISEASE - EA EMPLOYEE	$
						E.L. DISEASE - POLICY LIMIT	$
C		OTHER Property	D35903641004	07/01/07	07/01/08	$5,000,000	
D		Excess Property	ELF72752607	07/01/07	07/01/08	8,700,000 x/s 5,000,000	

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS
RBC Centura Bank is included as additional insured and lender loss payee with respects to premises 7100 Technology Drive, West Melbourne, FL 32904.

CERTIFICATE HOLDER

RBC Centura Bank
6769 N. Wickham Road
Melbourne, FL 32940

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE
Jerry Chermono

ACORD 25 (2001/08) 1 of 2 #132348 DIL
© ACORD CORPORATION 1988

Attachment 5

To

Loan Agreement

(Additional Affirmative, Negative And Financial Covenants)

A.

Additional Affirmative Covenants (Article VII).

1.  Borrower shall pay to Bank, prior to or on each anniversary of the Effective Date, an annual loan fee in the  amount of $15,000.00.

2.  None.

B.

Additional Negative Covenants (Article VIII).

1.  None.

2.  None.

C.

Exceptions to Negative Covenants (Article VIII – Reference Specific Section to which Exception Applies).

1.  None.

2.  None.

D.

Financial Maintenance Covenants (Article IX).

Funded Debt to EBITDA.  A ratio of Funded Debt to EBITDA, calculated on a rolling 4 quarters basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters, of not greater than 2.5:1.0.

Tangible Net Worth.  Tangible Net Worth of at least $22,000,000.00.

E.

Additional Definitions

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Contingent Obligation” or “Contingent Liabilities” means, as applied to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to (i) any account, instrument, chattel paper, document, general intangible, indebtedness, lease, dividend, letter of credit, letter of credit right or other obligation of another person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that person, or in respect of which that person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“EBITDA” means the total of (i) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income, (ii) Interest Expense, (iii) income taxes, (iv) depreciation, depletion and amortization expenses.

“Funded Debt” means, at any time, all obligations for borrowed money which bear interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all Capitalized Lease obligations and all Indebtedness secured by purchase money security interests, plus the amount of any Contingent Liabilities.

“Interest Expense” means the total of the costs of advances outstanding under Indebtedness including (i) interest charges, (ii) capitalized interest, (iii) the interest component of Capitalized Leases, (iv) fees payable in respect of letters of credit and letters of guarantee, and (v) discounts incurred and fees payable in respect of bankers’ acceptances.

“Shareholders’ Equity” means shareholders’ equity of the Borrower on a consolidated basis as determined in accordance with GAAP and reported in the Borrower’s financial statements delivered to the Bank from time to time under this Loan Agreement.

“Tangible Net Worth” means the total of Shareholders’ Equity less (i) intangibles (net of amortization), (ii) deferred charges (except for deferred tax assets), (iii) leasehold improvements and (iv) loans receivable from related parties.